ADMINISTRATION SERVICE AGREEMENT

Schedule B-3

Abacus Value Fund

FEES AND EXPENSES

Annual fee for the Fund, which is the greater of:

$40,000 minimum	or	10 basis points or 0.10%on the first $100 million of net assets 8 basis points or 0.08% on the next $150 million of net assets 6 basis points or 0.06% on net assets greater than $250 million

Plus Out-of-Pocket Expenses, which include, but are not limited to:

Postage, Courier and Stationery

Programming, Special Reports

Proxies, Insurance

EDGAR filing @ $8.00 per page

Chief Compliance Officer Fees (CCO)

Retention of records

Federal and State regulatory filing fees

Certain insurance premiums

Travel (as requested by the Fund)

Expenses related to Board of Trustees’ meetings

Auditing and legal expenses

Blue Sky conversion expenses (if necessary)

NASDAQ charges

All other out-of-pocket expenses

(Fees are billed monthly)

STATE REGISTRATION (BLUE SKY) FEES:

The fees enumerated above include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(l) DUTIES OF THE ADMINISTRATOR) for three (3) states. Each additional state registration requested will be subject to the following fees per fund:

                       Initial registration                  $295.00

                       Registration renewal             $150.00

                       Sales reports (if required)     $  25.00

All special reports and/or analyses requested by the Fund shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

               GFS Senior Staff        $150.00 per hour

               GFS Junior Staff        $ 75.00 per hour

               MIS Staff                    $200.00 per hour

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Administrative Services Agreement dates May 19 2005, this 13th day of July, 2005.

NORTHERN LIGHTS FUND TRUST                                       GEMINI FUND SERVICES, LLC

(for Abacus Value Fund)

By:_/s/ Michael J. Wagner____________                    By:_/s/ Andrew Rogers_________________________

      Michael J. Wagner, President                                        Andrew Rogers, Senior Vice President